                                                                 EXHIBIT (G)(34)

              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW McCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              ERIC M. ROTH
              MARC WOLINSKY
              SCOTT L. BLACK
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Plaintiffs
              HILTON HOTELS CORPORATION and HLT CORPORATION


                                UNITED STATES DISTRICT COURT

                                     DISTRICT OF NEVADA

              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )  CV
                        Plaintiffs,              )    -------------
                                                 )
                        -vs-                     )  VERIFIED COMPLAINT
                                                 )  FOR DAMAGES, RESCISSION
              BETTE B. ANDERSON, RAND V.         )  AND INJUNCTIVE AND
              ARASKOG, NOLAN D. ARCHIBALD,       )  DECLARATORY RELIEF
              ROBERT A. BOWMAN, ROBERT A.        )
              BURNETT, PAUL G. KIRK, JR.,        )
              EDWARD C. MEYER, BENJAMIN F.       )
              PAYTON, VIN WEBER, MARGITA E.      )
              WHITE, ITT CORPORATION, STARWOOD   )
              LODGING CORPORATION, STARWOOD      )
              LODGING TRUST, and CHESS           )
              ACQUISITION CORP.,                 )
                                                 )
                        Defendants.              )
                                                 )
              -----------------------------------
                        Plaintiffs Hilton Hotels Corporation ("Hilton") and

              HLT Corporation ("HLT"), for their complaint against defendants

              Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert

              A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr., Edward C.

              Meyer, Benjamin F. Payton, Vin Weber, Margita E. White (col-

              lectively, the "Director Defendants"); ITT Corporation ("ITT");

              and Starwood Lodging Corporation ("Starwood Corp."), Starwood

              Lodging Trust ("Starwood Trust") and Chess Acquisition Corp.

              (collectively, the "Starwood Defendants"), allege upon knowl-

              edge with respect to their own acts and upon information and belief as to all other matters, as follows:

                                    NATURE OF THE ACTION

                        1.   Plaintiffs Hilton and HLT bring this action

              directly and derivatively to redress the illegal conduct of the

              Director Defendants and ITT designed to frustrate any Hilton offer to acquire ITT.  As this Court has already ruled, the

              Director Defendants have, in order to entrench themselves in office, sought to impede the voting rights of ITT shareholders.

              Since this Court's decision, the Director Defendants have con-

              tinued their wrongful conduct and violated their duties of loy-

              alty and care to the ITT shareholders by agreeing to sell ITT after a sales "process" that unlawfully excluded Hilton and by agreeing to pay the victors in that process, the Starwood De-

              fendants, an unnecessary, excessive and unreasonable "break-up"

              fee of up to $225 million plus other "expenses."  That break-up fee would be payable if, among other circumstances, Hilton's slate of nominees is elected to the ITT board at the 1997 an-

              nual meeting and goes forward with the Hilton acquisition of

              ITT rather than the Starwood transaction.  The unlawful

              break-up fee constitutes a gross waste of corporate assets of

              ITT as well as a "poll tax" upon ITT shareholders should they choose to vote the incumbent directors out of office. As further alleged herein, since Hilton first announced its bid in

              January 1997, the Director Defendants, in breach of their fidu-

              ciary duties, have engaged in a number of acts of corporate waste for the primary purpose of entrenching themselves and others in positions at ITT and must account to ITT for the damages caused by this misconduct.

                        2.   This action also seeks injunctive and declara-

              tory relief by virtue of violations by ITT and the Director

              Defendants of disclosure obligations under the federal securi-

              ties laws.  Among other things, while trumpeting the supposed benefits of the Starwood transaction, ITT and the Director

              Defendants have deliberately obscured significant tax and

              economic ramifications and risks of that transaction.  These include:  (i) tax considerations relating to a $1.5 billion

              "dividend" that will be paid to the Starwood shareholders prior to the merger; (ii) the exaggerated emphasis on the purported tax advantages of the Starwood "grandfathered" paired share structure, which in fact offers little benefit on the facts of this transaction; and (iii) the significant risk that

              Starwood's "grandfathered" tax structure will be eroded or eliminated by legislative, administrative, or judicial action as the result of the proposed transaction.  ITT has also failed to disclose that members of ITT management holding stock op-

              tions, including defendants Araskog and Bowman, are receiving preferential treatment over other ITT shareholders by virtue of the way in which such options are being treated in the Starwood transaction.

                        3.   In addition to the damages and declaratory and

              injunctive relief sought herein, plaintiffs seek an order re-

              scinding ITT's merger agreement with the Starwood Defendants,

              particularly including the unlawful break-up fee and expense reimbursement provisions contained therein.  Plaintiffs further seek an order declaring that the Director Defendants may not be indemnified by ITT for any judgments, settlements, or attor-

              neys' fees in this action and cannot avail themselves of the exculpatory provision in Article Seventh of the ITT Restated

              Articles of Incorporation.

                                   JURISDICTION AND VENUE

                        4.   This Court has jurisdiction over this action

              pursuant to 28 U.S.C. (S)(S) 1331, 1332(a) and 1337 and 15 U.S.C.

              (S) 78aa.  The amount in controversy is in excess of $75,000,

              exclusive of interest and costs.

                        5.   Venue is proper in the unofficial Southern Divi-

              sion of this District pursuant to 28 U.S.C.   1331, 15 U.S.C.

              (S) 78aa and LR IA 8-1.

                        6.   Acts and transactions complained of herein have

              taken place and/or are threatened to occur in this District.

              The wrongful conduct alleged herein was committed through the use of the means and instrumentalities of interstate commerce and of the mails.

                                        THE PARTIES

                        7.   Hilton is a Delaware corporation with its prin-

              cipal place of business in Beverly Hills, California.  Hilton is a leading owner and operator of full-service hotels and gam-

              ing properties located in gateway cities, urban and suburban centers and resort areas throughout the United States and in selected international cities.  Hilton is and at the time of the transactions complained of was the beneficial owner of over

              315,000 ITT shares.

                        8.   HLT is a Delaware corporation with its principal

              place of business in Beverly Hills, California.  HLT, a wholly-

              owned subsidiary of Hilton organized in connection with Hil-

              ton's tender offer and the proposed merger, is and at the time of the transactions complained of was, the record and benefi-

              cial owner of 100 shares of ITT stock.

                        9.   Defendants Bette B. Anderson, Rand V. Araskog,

              Nolan D. Archibald, Robert A. Bowman, Robert A. Burnett, Paul

              G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber

              and Margita E. White, are directors of ITT.  Defendants Araskog and Bowman are also officers of ITT; Araskog is the Chairman of the Board and Chief Executive Officer of ITT and Bowman is

              ITT's President and Chief Operating Officer.  None of the Di-

              rector Defendants is a citizen of the State of Delaware or the

              State of California.

                        10.  Defendant ITT is a Nevada corporation with its

              principal place of business in New York, New York.  ITT is en-

              gaged, through subsidiaries, in the hospitality, gaming, tele-

              phone directories publishing and post-secondary technical edu-

              cation businesses.

                        11.  Defendant Starwood Corp. is a Maryland corpora-

              tion with its principal place of business in Phoenix, Arizona.

              Starwood Corp. indirectly operates and manages hotels.  Defen-

              dant Starwood Trust is a Maryland real estate investment trust with its principal place of business in Phoenix, Arizona.

              Shares of Starwood Corp. and Starwood Trust are paired and trade together on the New York Stock Exchange.

                        12.  Defendant Chess Acquisition Corp. ("Chess") is a

              Nevada corporation with its principal place of business in

              Phoenix, Arizona.  Defendant Chess is a controlled subsidiary of Starwood Corp. formed for the purpose of effecting the ac-

              quisition of ITT.

                               DERIVATIVE ACTION ALLEGATIONS

                        13.  Plaintiffs fairly and adequately represent the

              interests of the shareholders of ITT in enforcing the right of the corporation.

                        14.  This Court in Hilton Hotels Corp. v. ITT Corp.,

              CV-5-97-095-PMP (RLH) ("Hilton I") (order entered September 10,

              1997) found that Hilton was not required to make a demand upon the ITT board to cause ITT to bring suit against the Director

              Defendants for breach of fiduciary duty because any such demand would be futile.  Demand would be futile and should be excused in this action because:

                        (a)  The Director Defendants have already been adju-

                             dicated as having acted for the primary purpose

                             of entrenching themselves in office and are,

                             therefore, self-interested directors and cannot

                             exercise the requisite independence to decide to

                             commence an action to redress the corporate

                             waste and breaches of duty alleged herein.  The

                             Director Defendants expected to derive a per-

                             sonal financial benefit from transactions chal-

                             lenged herein, including transactions that were

                             adopted in furtherance of a scheme to extend

                             their terms in office without a shareholder

                             vote.

                        (b)  Both the nature of the transactions approved by

                             the Director Defendants, and the process by

                             which the directors approved them, make clear

                             that the Director Defendants' actions are not

                             the product of a valid exercise of business

                             judgment.  For example, the Director Defendants

                             authorized a sale of ITT to the Starwood Defen-

                             dants and an unnecessary, excessive and unrea-

                             sonable break-up fee without even contacting

                             Hilton, the most logical buyer who had already

                             pursued ITT for over eight months, to determine

                             if Hilton would increase or amend its offer.

                             Nor did the Director Defendants offer during the

                             sales process to provide Hilton access to non-

                             public information that might justify such an

                             increase or amendment.  The Director Defendants

                             acted in this manner because -- as has been con-

                             sistently demonstrated -- they and the senior

                             members of ITT management are adamantly opposed

                             to any Hilton takeover of ITT, regardless of the

                             price and regardless of the desires or interests

                             of ITT shareholders. No director exercising reasonable business judgment in the circumstanc-

                             es presented here would conduct a sales process

                             that excluded Hilton or would agree to pay a

                             break-up fee and expense reimbursements of $250

                             million to the chosen merger partner.  Moreover,

                             as alleged herein, the Director Defendants'

                             agreement to the break-up fee impedes the exer-

                             cise of ITT shareholders' voting rights at the

                             1997 ITT annual meeting.

                        (c)  The Director Defendants have engaged in acts of

                             corporate waste.  For example, the Director De-

                             fendants authorized ITT to sell $550 million in

                             junk bonds at exorbitant interest rates to fi-

                             nance ITT's now-defunct Comprehensive Plan,

                             which sale was held on September 19, 1997 --

                             just 10 days before this Court was scheduled to

                             hear argument as to the legality of that Plan.

                             No director exercising reasonable business judg-

                             ment would have caused the corporation to incur

                             this expense with an adjudication on the Plan

                             only days away.  No director exercising reason-

                             able business judgment would cause an investment

                             grade company to issue massive amounts of junk

                             debt or agree, as the Director Defendants have,

                             to change-in-control provisions that allow valu-

                             able management contracts and franchise agree-

                             ments to be terminated in the event the incum-

                             bent ITT directors are replaced without their approval. Nor would any reasonable board, in the face of an acquisition proposal, award mas-

                             sive "golden parachutes" as have been awarded at

                             ITT.  The Director Defendants have, in essence,

                             given away ITT's assets for no consideration.

                        (d)  The Director Defendants have knowledge of and

                             participated in and/or approved the wrongs al-

                             leged herein, did so in violation of their du-

                             ties to ITT and its shareholders, and failed to

                             take action to protect ITT or recover amounts

                             due to ITT by virtue of the misconduct alleged

                             herein.

                        (e)  The Director Defendants have irreconcilable con-

                             flicts of interests regarding the prosecution of

                             this action as against themselves and cannot

                             exercise the requisite independence to make a

                             good faith business judgment whether to pros-

                             ecute the claims herein in the name of ITT.

                        15.  This action is not a collusive one to confer

              jurisdiction on a court of the United States which it would not otherwise have.

                          HILTON'S TENDER OFFER AND PROXY CONTEST

                        16.  On January 27, 1997, Hilton announced its inten-

              tion to commence a tender offer pursuant to which Hilton sought to acquire 50.1% of the outstanding shares of ITT stock at $55 per share.  Hilton formally commenced its tender offer on Janu-

              ary 31.  Hilton also stated its intention, upon consummation of the tender offer, to acquire the remaining shares of ITT in a second-step merger in which ITT shareholders would receive $55 in Hilton stock for each ITT share that they own.

                        17.  The Hilton tender offer and second-step merger

              cannot be consummated unless the ITT board removes or makes inapplicable ITT's various anti-takeover devices, including its

              "poison pill" and the provisions of the Nevada Control Share

              Acquisition Statute and Business Combination Statute.  Accord-

              ingly, Hilton conditioned its tender offer upon these takeover defenses being removed or otherwise rendered inapplicable to the Hilton offer by the ITT board.

                        18.  Because the ITT board of directors has the power

              to remove these impediments and permit ITT's shareholders to decide for themselves whether they want to accept Hilton's ten-

              der offer, Hilton coupled its tender offer with a proxy contest to replace ITT's incumbent board.  On February 11, 1997, in accordance with the requirements of Section 2.2 of ITT's by-

              laws, Hilton gave notice to ITT of its intention to nominate a slate of candidates for election as directors to the ITT board at the 1997 annual meeting and its intention to present a reso-

              lution urging the Board to arrange a sale of the company to

              Hilton or any higher bidder.  On March 21, 1997, Hilton cleared its proxy materials with the SEC and began soliciting proxies from ITT's shareholders.  The Hilton slate is committed, sub-

              ject to its fiduciary duties, to remove the obstacles to con-

              summation of Hilton's tender offer and proposed merger.

                        19.  On August 6, 1997, Hilton announced an increase

              in its offering price to $70 per share.  Hilton offered ITT shareholders $70 per share in cash for 50.1% of their shares to be followed by a second-step merger in which ITT shareholders would receive $70 in Hilton common stock for each share of ITT stock.  On November 3, 1997, Hilton is announcing a further increase in its bid for ITT.  Hilton will now offer $80 cash per ITT share for 65,000,000 shares, or approximately 55% of the currently outstanding shares, of ITT common stock.  In the second-step merger, Hilton will offer two Hilton shares for each remaining ITT share.  In addition, in the merger, each ITT shareholder will receive two shares of Contingent Value Pre-

              ferred Stock ("CVPS") designed to guarantee that the Hilton stock being received by ITT shareholders will be worth at least

              $40 per share (or $80 total per ITT share) within one year after the merger.  If Hilton common stock does not reach $40 per share within one year after the merger, the holders of the

              CVPS will receive the difference, in cash or Hilton stock,

              between $40 and the Hilton stock trading price, up to a $12 maximum per share of CVPS.

                        UNLAWFUL CONDUCT IN RESPONSE TO HILTON'S BID

                        20.  The Director Defendants have responded to the

              Hilton offer by fiercely opposing the offer; refusing to meet with Hilton representatives; attempting to deprive shareholders of the ability to exercise voting rights to elect Hilton's slate of nominees to the ITT board; engaging in gross corporate waste; and causing ITT to make materially false and misleading public statements.

                        21.  Among other things, the Director Defendants

              sought to implement a "Comprehensive Plan" -- involving a three-way break up of the company and imposition of a "stag-

              gered board" -- before shareholders would have the opportunity to elect directors at the 1997 Annual Meeting.  In Hilton I,

              this Court enjoined ITT and its directors from proceeding with that Plan prior to the Annual Meeting.  In so ruling, the Court stated:

                             This Court concludes that the structure and tim-
                        ing of ITT's Comprehensive Plan with its classified board provision for ITT Destinations, is preclusive and leaves no doubt that the primary purpose for ITT's proposed implementation of the Comprehensive Plan before the 1997 annual meeting is to impermis-sibly impede the exercise of the shareholder fran-chise by depriving shareholders of the opportunity to vote to re-elect or to oust all or as many of the incumbent ITT directors as they may choose at the upcoming annual meeting. It has as its primary pur-pose the entrenchment of the incumbent ITT board. As a result, the Court concludes that Hilton has pre-vailed on the merits of its claim for permanent in-junctive relief. (Emphasis added.)

                        22.  As alleged in detail below, in opposing Hilton's

              offer, the Director Defendants have authorized the improper expenditure of hundreds of millions of dollars of corporate funds and have committed ITT to enter into disadvantageous con-

              tractual arrangements with third parties.  These actions have had the purpose and effect of frustrating any Hilton bid for

              ITT and impairing the ability of ITT shareholders to vote their shares against the re-election of the Director Defendants.

              These actions were taken in furtherance of the Director Defen-

              dants' plan to defeat Hilton at all costs and were not moti-

              vated by any legitimate corporate business purpose.

                             Unlawful Conduct Concerning the
                             Proposed Starwood Transaction

                        23.  Despite the entry of this Court's injunction in

              Hilton I, the Director Defendants made it clear that they were still determined to oppose an acquisition of ITT by Hilton,

              regardless of the merits of any offer that Hilton might make.

              In response to Hilton's statement following the ruling that it wanted to engage in merger discussions with ITT, ITT represen-

              tatives stated that it would "be a cold day in hell" before the

              Hilton and ITT chief executives would meet to discuss a merger and that ITT had "nothing to discuss" with Hilton.  ITT's of-

              ficial press spokesman referred to ITT's ongoing efforts to defeat Hilton as a "war" and stated, "we have no intention of losing this war."  The Director Defendants and ITT senior man-

              agement were not motivated by any good faith business judgment or by the best interests of ITT or its shareholders, but rather by a desire to assure that the company that had initiated a hostile takeover would not succeed.

                        24.  Consistent with this bad faith desire to assure

              that Hilton would not prevail, ITT initiated an effort to find a suitor to acquire ITT.  Upon initiating this effort, the

              Director Defendants had a duty to proceed in a manner genuinely designed to obtain the maximum value for ITT shareholders.  In breach of this duty, the Director Defendants excluded Hilton from their process even though they knew that Hilton was and is a highly logical, indeed the most logical, bidder for ITT and had already pursued ITT for over eight months.  In connection with this effort, ITT selectively initiated negotiations with certain potential acquirors and offered to provide and, in fact, provided non-public information to one or more bidders.

                        25.  In an interview given to USA Today published on

              October 16, defendant Araskog hinted that such negotiations were underway.  In response, Hilton wrote to the Director De-

              fendants on October 16 to urge them to cause ITT to engage in merger discussions with Hilton and not to take any action that would interfere with the upcoming election of directors.  This request was repeated in an October 17 letter to defendant

              Araskog.  ITT and the Director Defendants did not respond to either letter.

                        26.  Instead, ITT proceeded to negotiate and execute

              a merger agreement with the Starwood Defendants (the "Starwood

              Agreement").  The Starwood Agreement is dated as of and was approved by the Director Defendants on October 19, 1997, and was announced on October 20, 1997.  The Agreement provides for

              Starwood Corp. to acquire ITT for $15 in cash per ITT share and newly issued paired shares in Starwood Corp. and Starwood Trust with a purported value of $67 per ITT share, for a purported total value to ITT shareholders of $82 per share.  Because the consideration to be paid in the acquisition consists overwhelm-

              ingly of Starwood securities whose value is uncertain, among other reasons, the marketplace has substantially discounted the claim that the value of the transaction to ITT shareholders is

              $82 per ITT share.  For the week prior to the announcement of

              Hilton's increased $80 per share offer, the average closing market price of ITT shares was $73.29 per share. The Starwood transaction is taxable and is subject to shareholder, gaming,

              and antitrust approvals.

                        27.  As part of the Starwood Agreement, the Director

              Defendants agreed that ITT would pay the Starwood Defendants a break-up fee of up to $225 million under certain circumstances.

              Moreover, in the event of any termination of the Agreement

              (other than by a Starwood breach), ITT would be required to pay the Starwood Defendants' expenses of up to $25 million, plus unlimited financing and litigation expenses.  The payment of the break-up fee would be required if, for example, the Direc-

              tor Defendants determined to recommend or accept a superior acquisition proposal from another acquiror or if (under most circumstances) the ITT shareholders do not vote to approve the acquisition of ITT by the Starwood Defendants.  In addition,

              the Starwood Agreement provides that if "nominees of Hilton

              Hotels Corporation are elected as a majority of the members of the Board of Directors of the Company at the Company's 1997

              annual meeting of stockholders" then, should such new directors determine to terminate the agreement with Starwood, the fee of up to $225,000,000 must first be paid.  The effect of this pro-

              vision is to impose a massive "poll tax" on ITT shareholders should they decide to elect the slate committed to the Hilton

              (rather than the Starwood) transaction.  The imposition of this poll tax is at odds with this Court's ruling in Hilton I, en-

              joining ITT and the Director Defendants from impeding the exer-

              cise of the shareholder franchise at the 1997 annual meeting.

                        28.  There is no valid business purpose for these

              unreasonable break-up fees and expenses.  As reported in the

              October 21, 1997 Wall Street Journal, Starwood was the aggres-

              sor in pursuing the acquisition of ITT and Starwood's CEO,

              Barry S. Sternlicht, was "dogged" in that pursuit.  A Starwood board member was quoted as saying that Sternlicht "did every-

              thing to try to get to [ITT] and convince them of the merits of working together."  Under these circumstances, the break-up fee and expense provisions were entirely unnecessary and did not serve as an "inducement" to obtain a bid from a third-party.

              Indeed, that third-party, Starwood, was aggressively seeking to bid.  The real reasons for these excessive and unreasonable break-up fee and expense provisions were to create a signifi-

              cant financial impediment to any Hilton bid, to penalize ITT shareholders for voting in favor of a Hilton-nominated slate and to coerce ITT shareholders to vote in favor of an acquisi-

              tion of ITT by the Starwood Defendants.  The break-up fee and expense provisions were intended to and in fact will impede the

              ITT shareholders' exercise of their voting franchise at the

              1997 annual meeting at which the contested election of direc-

              tors between ITT's slate and Hilton's slate will be held.

                        29.  ITT and the Director Defendants have made false

              and misleading public statements seeking to portray the Star-

              wood Agreement as beneficial to ITT shareholders and superior to Hilton's proposal.  One reason for such statements is to attempt to defeat Hilton's slate of nominees at the upcoming

              ITT annual meeting.  An example of such a statement was made by defendant Araskog as part of a joint press release issued by the Starwood Defendants and ITT on October 20, 1997.  In that press release, defendant Araskog was quoted as stating that

              "[t]his is a superb transaction for ITT shareholders, combining the benefits of Starwood's paired share REIT structure, the ex-

              traordinary fit between Sheraton and Westin [which Starwood has also agreed to acquire], Starwood Lodging's substantial quar-

              terly cash dividends, and enormous growth potential under Star-

              wood's leadership."  ITT's statement -- particularly its em-

              phasis on the supposed benefits of Starwood's "paired share

              REIT structure" -- was materially false and misleading, and failed to disclose material adverse facts concerning the pro-

              posed transaction, as more fully described below.

                        30.  The Starwood Agreement provides for a $1.5 bil-

              lion dividend of non-cash property by Starwood Trust to Star-

              wood's shareholders before consummation of the merger.  Star-

              wood Corp. will then have the right -- which it intends to exercise -- to acquire that $1.5 billion of property from the shareholders in exchange for stock.  The net effect of these transactions is the transfer of the $1.5 billion in property from Starwood Trust to Starwood Corp., a transaction that would normally result in capital gains tax.  This scheme -- as ITT's own tax counsel has conceded -- is designed to transfer the

              $1.5 billion in assets from Starwood Trust to Starwood Corp.

              without incurring "hefty" capital gains taxes.

                        31.  Under well-known tax law doctrine pertaining to

              so-called "step transactions," if this proposed tax avoidance scheme is implemented, the IRS could assert that the Starwood

              Defendants cannot evade capital gains taxes through this indi-

              rect transfer of $1.5 billion of assets from Starwood Trust to

              Starwood Corp. The IRS would have a substantial argument that such taxes should be imposed. ITT and the Director Defendants have failed to disclose the substantial contingent liability that the combined company will have should the planned tax avoidance scheme be implemented.

                        32.  ITT's public statements about the advantages of

              Starwood's paired share REIT structure are also misleading be-

              cause the tax advantages that normally accrue to such a struc-

              ture would be largely inapplicable to Starwood/ITT.  Thus,

              ITT's takeover tax counsel has stated that the bulk of ITT's assets will be held by Starwood Corp., a taxable entity, rather than Starwood Trust, a tax-advantaged real estate investment trust.  Accordingly, as ITT has failed to disclose, significant tax benefits will not arise from the transaction unless devices are implemented to shift taxable income from Starwood Corp. to

              Starwood Trust.

                        33.  The IRS has ample authority to challenge tax-

              motivated value shifting and income shifting devices.  Any IRS attack could substantially reduce, or even eliminate, the tax benefits of Starwood's "grandfathered" parent-share structure.

              Indeed, given the high profile of the proposed transaction and its tax manipulations, it can be anticipated that the IRS or

              Congress could take the position that Starwood has so altered its historic character, and has so abused its grandfathered tax status, that such status should be considered abrogated.  This risk and the dire economic consequences of any of these devel-

              opments for Starwood and its current and future shareholders have not been disclosed by ITT.

                        34.  ITT's public statements also fail to disclose

              that members of ITT management (including directors Araskog and

              Bowman) holding stock options would receive consideration in excess of the consideration being paid to ITT's public share-

              holders in the Starwood merger.  The Starwood Agreement ((P) 5.8)

              sets forth a formula to be used, upon the merger, in converting outstanding ITT stock options into options to purchase Starwood stock.  By operation of that formula, holders of options to buy

              ITT shares would receive options to buy a corresponding number of Starwood shares as determined by the exchange ratio appli-

              cable in the merger.  In determining the exercise price for the options in Starwood, however, the formula operates to give mem-

              bers of ITT management holding ITT stock options a benefit be-

              yond the $15 in cash per ITT share being received by the public shareholders of ITT.  In effect, these option holders will re-

              ceive $15 for every Starwood share they will be entitled to buy by virtue of the conversion of their options, whereas the pub-

              lic shareholders will receive $15 per share only for the (smal-

              ler) number of ITT shares being exchanged in the merger.

              Nowhere does ITT disclose that, by operation of the formula in the merger agreement, holders of options are receiving this benefit which (depending upon the ultimate exchange ratio)

              would equal $1.40 to $3.87 per ITT share or $12.2 million to

              $33.7 million in the aggregate.

                        35.  By virtue of this inequitable benefit being re-

              ceived by defendants Araskog and Bowman as holders of ITT stock options, such Director Defendants have an additional self-

              interest in the proposed Starwood Transactions, and they have violated fiduciary obligations of loyalty to the public share-

              holders in agreeing to the Starwood Agreement.  The $12.2 mil-

              lion to $33.7 million of additional consideration to ITT insid-

              ers constitutes another instance of corporate waste authorized by all the Director Defendants in their ongoing effort to de-

              feat Hilton's offer.

                                     Golden Parachutes

                        36.  The Director Defendants have also granted

              grossly excessive "golden parachute" agreements to ITT execu-

              tives.  Prior to February 1997, ITT had a policy of not autho-

              rizing "golden parachute" contracts without a shareholder vote.

              On February 11, 1997, however, in violation of this policy, the

              Director Defendants approved an amendment to the employment contract of defendant Araskog to provide for payments upon a change of control (the "Araskog Parachute") as well as new change in control severance agreements for nine senior execu-

              tives and other employees (the "Other Parachutes").  By ap-

              proving these amendments, the Director Defendants committed

              ITT, following a change of control, to make severance payments to ITT employees of up to three times their annual compensation and, if the ITT stock price equals or exceeds $70.93 per share for five consecutive trading days prior to the change of con-

              trol, to make "gross-up" payments reimbursing the ITT employees for the federal excise tax that they would owe on the amounts received as severance.

                        37.  As approved on February 11, the cost of the

              Araskog Parachute to ITT upon a change of control would be ap-

              proximately $19.8 million, and if the ITT stock price were to reach the $70.93 trigger, the cost (inclusive of the gross-up payment) would exceed $35 million.  This severance payment,

              coupled with other payments already due Araskog upon a change of control, would compensate him in the amount of $54.9 mil-

              lion.  The cost of the Other Parachutes would approximate $110 million.

                        38.  On August 14, 1997, the Director Defendants

              sweetened the terms of the "golden parachute" contracts they had adopted in February by, among other things, providing that the excise tax gross-up payments contained in such contracts would be made in all events following a change of control

              (i.e., even if ITT's stock did not trade at $70.93 for five trading days following a change of control).  Also on August

              14, the Director Defendants approved amendment of the "golden parachute" contracts to provide that, if disputes regarding

              ITT's obligation to pay any amounts thereunder go to arbitra-

              tion or litigation:  the tribunal must presume that the em-

              ployee is entitled to the disputed benefits; ITT may overcome this presumption only upon a showing of "clear and convincing"

              evidence; ITT is precluded from asserting that rights and ben-

              efits are not valid, binding or enforceable, and must stipulate that it is bound by the "golden parachute" provisions; and the tribunal has discretion to award punitive damages.  Finally, on

              August 14, the Director Defendants agreed to fund those golden parachute payments through various ITT employment plans (in order to seek to assure that if Hilton acquires ITT, it could not prevent ITT from making severance payments to employees following a change of control).

                            Change In Control Penalty Provisions

                        39.  Another series of improper actions constituting

              corporate waste by the Director Defendants was their authoriza-

              tion of the grant by ITT of change-in-control penalty provi-

              sions in management contracts and franchise agreements.  Ac-

              cording to a September 24, 1997 filing by ITT with the Secu-

              rities and Exchange Commission, as of that date, ITT and its subsidiaries had entered into 37 new hotel management and fran-

              chise agreements that contain provisions permitting the other party to terminate such agreement upon a change of control re-

              sulting from an unsolicited acquisition proposal that was not approved by the Director Defendants.  ITT estimated in the fil-

              ing that it would generate aggregate EBITDA of approximately

              $30 million in 1998 under these 37 agreements.

                        40.  The Director Defendants approved these provi-

              sions to entrench themselves in office and any management and/

              or licensing fees lost by virtue of such provisions constitute a gross waste of ITT's corporate assets.

                                    The CD&R Transaction

                        41.  At a board of directors meeting held July 15,

              1997, the Director Defendants voted to approve ITT's "Compre-

              hensive Plan."  That Plan involved, among other things, the break-up of ITT into three separate corporations and the spin-

              off to ITT shareholders of ITT's hotel and gaming business and its technical school business, leaving ITT's European telephone directories operation as the sole business of the corporate

              "stub" ("ISI").  As part of ITT's Plan, the Director Defendants approved an agreement under which an affiliate of Clayton,

              Dubilier & Rice ("CD&R") agreed to purchase approximately 32.9%

              of the outstanding common stock of ISI plus warrants to pur-

              chase an additional 13.7% of ISI's stock for aggregate con-

              sideration of $225 million (the "CD&R Agreement").

                        42.  The CD&R Agreement provides for the payment by

              ITT to CD&R of grossly excessive termination fees and expenses upon termination of the CD&R Agreement.  Now that the Compre-

              hensive Plan has indeed been enjoined and abandoned and ITT has agreed to a merger with the Starwood Defendants, CD&R can be expected to contend that it is entitled to a $25 million termi-

              nation fee plus $4 million in expense reimbursements to CD&R,

              equalling a total of 12.9% of CD&R's aggregate purchase price

              (had the transaction been effectuated) of $225 million.

                              The $550 Million Junk Bond Sale

                        43.  One element of the Comprehensive Plan was an ITT

              self-tender offer for 25.7% of the company's outstanding shares at $70 cash per share.  To finance that transaction, the Direc-

              tor Defendants approved the incurrence of $4.2 billion of debt at the hotel and gaming subsidiary to be spun off as part of the Plan and over $1 billion of debt at the European phone book business that would serve as the "stub" company.  By virtue of that debt, upon consummation of the Comprehensive Plan, ITT would no longer be an investment grade credit, but would in-

              stead be a "junk bond" credit.

                        44.  On September 19, 1997, ITT took steps toward

              consummation of the Comprehensive Plan by selling $550 million of debt securities in Europe and the United States. A subsid-

              iary of ITT, ITT Promedia, issued $325 million of high-yield notes -- the largest European junk bond offering in history --

              at an interest rate of 9 1/8%.  Another subsidiary, ITT Publi-

              media, sold $225 million of junk bonds at 9.375%.  While ITT today remains (and was at the time of the issuance) an invest-

              ment grade credit, it sold this debt to finance the Comprehen-

              sive Plan at junk bond interest rates well in excess of the rates available to an investment grade company.

                        45.  At the time of the sale, this Court had sched-

              uled for September 29, 1997 its hearing on Hilton's motion for injunctive and declaratory relief in which Hilton sought to have the Comprehensive Plan, as structured, enjoined.  The Di-

              rector Defendants knew of that Court hearing date and of the possibility that the Plan might then be enjoined.  Yet, just 10 days before the hearing, ITT proceeded with the junk bond sale and sold the $550 million of high-yield debt to the public.

                        46.  Had the Director Defendants waited for the Court

              hearing -- at which an injunction against the Plan was granted

              -- they would have known that the Plan could not proceed as planned.  Rather than doing so, the Director Defendants saddled

              ITT, an investment grade issuer, with massive high-yield debt to finance an entrenchment scheme that has now been enjoined and abandoned.

                        47.  In addition to their junk-bond interest rates,

              the $550 million of junk bonds (including both the Promedia and

              Publimedia Offerings) have other terms that are highly favor-

              able to the purchasers (and detrimental to ITT). Among other things, the bonds contain change-in-control provisions that give the bondholders a "put," enabling the bondholders to re-

              quire ITT to redeem the bonds, at a premium to the bonds' face value, if ITT is acquired.  Similarly, ITT has a "special re-

              demption option" to redeem all the bonds within 90 days follow-

              ing their issuance, but again at a premium price.  These highly favorable terms were granted to ensure the success of the junk bond offerings which were to be used to finance the Director

              Defendants' Comprehensive Plan entrenchment scheme.

                        48.  The terms of the junk bonds would cause ITT to

              expend over $100 million dollars more in interest payments over the life of the bonds than ITT would normally be required to pay on $550 million of debt at investment grade rates.  By vir-

              tue of the terms of the bonds, ITT will have to pay a premium over face value should the change in control "puts" or "special redemption option" be exercised.  These expenditures have been authorized by the Director Defendants in furtherance of a plan,

              now enjoined and abandoned, to entrench themselves in office,

              and constitutes a gross waste of corporate assets for which the

              Director Defendants should be held liable.

                        49.  In connection with all of the foregoing acts of

              corporate waste and breaches of fiduciary duty as alleged here-

              in, the Director Defendants engaged in acts involving inten-

              tional misconduct, fraud or knowing violations of law and have,

              further, not acted in good faith or in a manner reasonably be-

              lieved to be in or not opposed to the best interests of the corporation.

                                   FIRST CLAIM FOR RELIEF
                      (Derivative Claim for Breach of Fiduciary Duty)

                        50.  Plaintiffs repeat and reallege each of the al-

              legations set forth in paragraphs 1 through 49 hereof.

                        51.  As hereinabove alleged, the Director Defendants

              have caused ITT to:  (a) agree to sell ITT after a sales pro-

              cess that unfairly and without justification excluded the sin-

              gle most logical bidder for the company; (b) agree to pay an unnecessary, excessive and unreasonable break-up fee to the

              Starwood Defendants of up to $225 million, plus expenses of up to $25 million and unlimited financing and litigation expenses;

              (c) agree to a merger with the Starwood Defendants that pro-

              vides inequitable, additional consideration to holders of ITT stock options over and above the consideration offered to ITT's public shareholders; (d) award excessive "golden parachute"

              contracts to ITT officers and employees, including ITT's CEO

              Rand V. Araskog; (e) agree to change-of-control penalty pro-

              visions in hotel management contracts and franchise agreements,

              allowing such ITT management contracts and franchise agreements to be terminated upon a change of control of ITT not approved by the Director Defendants; (f) sell in September 1997 $550 million, of high-yield "junk" bonds, including the largest junk bond sale in the history of the European market, and incur excess interest and other costs potentially in excess of $100 million, to help finance ITT's now enjoined and abandoned Com-

              prehensive Plan entrenchment scheme; and (g) agree to pay CD&R grossly excessive termination fees and expense reimbursements in connection with the Comprehensive Plan, amounting to $29 million.

                        52.  These actions were not taken for any legitimate

              corporate purposes of ITT, but rather were taken for the pri-

              mary purpose of defeating a Hilton offer at all costs, inter-

              fering with the shareholders' electoral franchise, and/or en-

              trenching the Director Defendants and others in their positions at ITT.  A number of these actions were taken even after this

              Court issued an injunction against the Director Defendants'

              efforts, through their Comprehensive Plan, to entrench them-

              selves in office by impeding shareholder voting rights.  Ac-

              cordingly, the Director Defendants have breached, and are con-

              tinuing to breach, their fiduciary duties to ITT shareholders.

                        53.  By virtue of such wrongful conduct, ITT and its

              shareholders, including plaintiffs, have suffered damages in an amount in excess of $500,000,000.

                                  SECOND CLAIM FOR RELIEF
                           (Derivative Claim for Corporate Waste)

                        54.  Plaintiffs repeat and reallege each of the al-

              legations set forth in paragraphs 1 through 49 and 51 through

              52 hereof.

                        55.  By causing ITT to enter into the transactions

              referred to in paragraph 51 above, the Director Defendants have caused the gross waste of corporate assets of ITT.

                        56.  By virtue of such wrongful conduct, ITT and its

              shareholders, including plaintiffs, have suffered damages in an amount in excess of $500,000,000.

                                   THIRD CLAIM FOR RELIEF
                     (Rescission, Declaratory Judgment and Injunction)

                        57.  Plaintiffs repeat and reallege each of the al-

              legations set forth in paragraphs 1 through 49, 51 through 52 and 55 hereof.

                        58.  As hereinabove alleged, the Director Defendants

              deliberately conducted a bad faith and biased sales process for

              ITT that excluded Hilton.  This bad faith "auction" resulted in

              ITT entering into a merger agreement with the Starwood Defen-

              dants that includes unnecessary, excessive and unreasonable break-up fee and expense reimbursement provisions that have the purpose and effect of creating a substantial impediment to any

              Hilton acquisition of ITT and interfering with the right of ITT shareholders to vote the Director Defendants out of office at

              ITT's 1997 annual meeting.

                        59.  The above alleged actions of the Director Defen-

              dants were illegal and ultra vires.

                        60.  By virtue of the foregoing, plaintiffs are en-

              titled to a judgment rescinding ITT's merger agreement with the

              Starwood Defendants and, in particular, the break-up fee provi-

              sions in Section 5.7 thereof.  Plaintiffs are further entitled to a declaration that the Starwood Agreement is illegal and ultra vires, and to an injunction against defendants taking any action in furtherance of such agreement.

                        61.  Plaintiffs have no adequate remedy at law.

                                  FOURTH CLAIM FOR RELIEF
                            (Injunction and Declaratory Judgment
                               under Federal Securities Laws)

                        62.  Plaintiffs repeat and reallege each of the al-

              legations set forth in paragraphs 1 through 49 hereof.

                        63.  As hereinabove alleged, ITT and the Director

              Defendants have knowingly and intentionally made false and mis-

              leading public statements concerning the Starwood Agreement designed to misleadingly portray that Agreement as beneficial to ITT shareholders and superior to the Hilton proposal for

              ITT.  Among other things, ITT's public statements:

                        (a)  emphasize the "benefits of Starwood's paired

                             share REIT structure," but fail to disclose that

                             (i) the $1.5 billion dividend in the transaction

                             is part of a tax avoidance scheme that is sub-

                             ject to potential challenge by the IRS and may

                             well result in substantial capital gain taxes

                             payable by Starwood/ITT; (ii) since Starwood

                             Corp., rather than Starwood Trust, will hold

                             most of the assets of the combined enterprise,

                             the tax benefits of the paired share REIT struc-

                             ture are largely unavailable here; and (iii) by

                             virtue of this potential acquisition and the

                             $1.5 billion tax avoidance scheme, there is a

                             real risk that Starwood's grandfathered tax sta-

                             tus would be challenged by the IRS or Congress;

                             and

                        (b)  fail to disclose the preferential treatment that

                             members of ITT management owning ITT stock op-

                             tions are receiving in the merger, resulting in

                             aggregate additional consideration to those in-

                             siders of $12.2 million to $33.7 million.

                        64.  These materially misleading statements were made

              in connection with Hilton's tender offer for ITT shares and

              ITT's solicitation of proxies for the election of directors at

              ITT's 1997 annual meeting.  ITT and the Director Defendants made these material misstatements and omissions with the delib-

              erate intent to mislead its shareholders and the investing pub-

              lic generally about the nature and impact of the Starwood

              Agreement.

                        65.  By reason of the foregoing, ITT has violated

              Sections 10(b), 14(a) and 14(e) of the Securities Exchange Act

              of 1934 and the rules and regulations thereunder.  The members of ITT's board of directors are controlling persons of ITT un-

              der Section 20(a) of the Securities Exchange Act and are liable for ITT's violations thereof.

                        66.  Plaintiffs are entitled to injunctive relief and

              a declaration that ITT and the Director Defendants have vio-

              lated the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                        67.  Plaintiffs have no adequate remedy at law.

                                   FIFTH CLAIM FOR RELIEF
                                   (Declaratory Judgment)

                        68.  Plaintiffs repeat and reallege each of the al-

              legations set forth in paragraphs 1 through 49, 51 through 53,

              55 through 56, 58 through 59 and 63 through 65 hereof.

                        69.  Under Nevada law and the ITT By-Laws, ITT is

              permitted to indemnify a director or officer of ITT against certain expenses incurred in an action, but only on the

              condition that such individual acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Further, should such individual be adjudged by a court of competent jurisdiction to be liable to the corporation, he or she may only be indemnified to the extent a court of competent jurisdiction determines that, in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnification.

                        70.  The Director Defendants' actions alleged herein

              were not made in good faith or in a manner reasonably believed to be in or not opposed to the best interests of the corpora-

              tion and, in view of all the circumstances of the case, the defendants are not fairly and reasonable entitled to indemnifi-

              cation.  Accordingly, plaintiffs are entitled to a declaration that the defendants may not be indemnified by ITT for any judg-

              ments, settlements, or attorneys' fees, costs or expenses they incur in this action.

                                   SIXTH CLAIM FOR RELIEF
                                   (Declaratory Judgment)

                        71.  Plaintiffs repeat and reallege each of the al-

              legations set forth in paragraphs 1 through 49, 51 through 53,

              55 through 56, 58 through 59, 63 through 65 and 69 through 70 hereof.

                        72.  Article Seventh of ITT's Restated Articles of

              Incorporation, provides, in pertinent part, that "[t]o the ful-

              lest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corpora-

              tion or any of its stockholders for damages for breach of fidu-

              ciary duty as a director or officer, except for liability . . .

              for acts or omissions which involve intentional misconduct,

              fraud or a knowing violation of law. . . ."

                        73.  The Director Defendants' actions alleged herein

              involve intentional misconduct, fraud or a knowing violation of law.  Accordingly, plaintiffs are entitled to a declaration that the Director Defendants cannot avail themselves of the ex-

              culpatory provision in Article Seventh of the ITT Restated Ar-

              ticles of Incorporation.

                        WHEREFORE, plaintiffs Hilton and HLT seek judgment

              against defendants:

                   (a)  Requiring the Director Defendants to pay compensatory damages to ITT Corporation in an amount not less than

                        $500,000,000, plus interest and costs;

                   (b)  Rescinding the merger agreement between ITT and the

                        Starwood Defendants, including the break-up fee and

                        expense reimbursement provisions thereof;

                   (c)  Declaring that the Starwood Agreement, including its

                        break-up fee and expense reimbursement provisions, is

                        illegal and ultra vires and enjoining the defendants

                        or any of them or their representatives from taking any steps in furtherance of or to implement that

                        Agreement;

                   (d)  Declaring that ITT and the Director Defendants have

                        violated the Securities Exchange Act of 1934 and the

                        rules and regulations thereunder, ordering them to

                        make corrective disclosure and enjoining them from

                        making or disseminating further false and misleading

                        public statements;

                   (e)  Invalidating any proxies obtained by or voted in

                        favor of the Director Defendants;

                   (f)  Declaring that the Director Defendants are not en-

                        titled to be indemnified by ITT Corporation or any

                        affiliate or subsidiary thereof for any judgments,

                        settlements, attorneys' fees, costs or expenses in-

                        curred in this action;

                   (g)  Declaring that the Director Defendants are not en-

                        titled to exculpation under Article Seventh of ITT's

                        Restated Articles of Incorporation or any other pro-

                        vision;

                   (h)  Awarding plaintiffs their reasonable costs and ex-

                        penses in prosecuting this action, including attor-

                        neys' fees; and

                   (i)  For such other relief as may be just and proper.



            Dated:    November 3, 1997



                                            WACHTELL, LIPTON, ROSEN & KATZ


                                            By: /s/ Bernard W. Nussbaum
                                               --------------------------------
                                                 BERNARD W. NUSSBAUM
                                                 ERIC M. ROTH
                                                 MARC WOLINSKY
                                                 SCOTT L. BLACK
                                                 51 West 52nd Street
                                                 New York, New York 10019
                                                 (212) 403-1000


                                                 SCHRECK MORRIS
                                                 STEVE MORRIS
                                                 KRISTINA PICKERING
                                                 MATTHEW McCAUGHEY
                                                 1200 Bank of America Plaza
                                                 300 South Fourth Street
                                                 Las Vegas, Nevada  89101
                                                 (702) 474-9400

                                            Attorneys for Plaintiffs HILTON
                                            HOTELS CORPORATION and HLT
                                            CORPORATION

                                        VERIFICATION

              STATE OF NEW YORK   )
                                  )  ss.:
              COUNTY OF NEW YORK  )


                        STEPHEN BOLLENBACH, being duly sworn, states that he

              is the President and Chief Executive Office of plaintiff Hilton

              Hotels Corporation and that the allegations of the foregoing

              Verified Complaint For Damages, Rescission and Injunctive and

              Declaratory Relief are true as to his own knowledge, except as to matters therein alleged on information and belief and that as to those matters he believes such allegation to be true.




                                                   /s/ Stephen Bollenbach
                                                  -----------------------------
                                                       STEPHEN BOLLENBACH


              Sworn to before me this
                   day of November, 1997


               /s/ Marva Richard
              --------------------------
                    Notary Public


                      Marva Richard
              Notary Public, State of New York
                       No. 4692107
                Qualified in New York County
             Commission Expires February 28, 1998